Exhibit 15.2

May 6, 2016

AmeriServ Financial, Inc.
216 Franklin Street
P.O. Box 520
Johnstown, Pennsylvania 15907-0520

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of AmeriServ Financial, Inc. and subsidiaries for the three months ended March 31, 2016, as indicated in our report dated May 6, 2016; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, is incorporated by reference in the following Registration Statements:

Registration Statement No. 333-176869 on Form S-8
Registration Statement No. 333-67600 on Form S-8
Registration Statement No. 333-129009 on Form S-3
Registration Statement No. 333-121215 on Form S-3
Registration Statement No. 333-120022 on Form S-3
Registration Statement No. 333-50225 on Form S-3

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Sincerely,

/s/ S.R. Snodgrass, P.C.